Exhibit 99.1

For Immediate Release

Vishay Precision Group Appoints Bruce Lerner and Wes Cummins as New Independent Directors
MALVERN, Pa. (July 27, 2017) - Vishay Precision Group, Inc. (NYSE: VPG), a leading, global producer of precision sensors and systems, today announced the appointment of two new independent members to its Board of Directors, Bruce Lerner, Ph.D. and Wes Cummins.
Marc Zandman, Chairman of the Board of Vishay Precision Group, said, “We believe these appointments provide valuable depth and breadth of experience and strategic counsel for our Board. Bruce’s proven ability to manage complex, global operations and his track record of successful growth through diversification are an excellent fit as we look to the future. We also welcome the expertise and focus that Wes brings to bear in the areas of strategic finance and capital allocation. We are fortunate to have the unique perspective of these strong advisors in our efforts to ensure we maximize value creation for our shareholders.”
Dr. Lerner currently serves as President and CEO of PeroxyChem, LLC, a private equity-backed, well-diversified, global specialty chemicals company, a position he has held since 2014. From 2007 to 2014, he served as vice president and global business director with FMC Peroxygens, where he led the business through a strategic transformation from a pure commodities business into a specialty chemicals business with a diversified portfolio of products. Dr. Lerner began his career in 1993 as a staff chemist at Engelhard Corporation and continued, through acquisition, at BASF Corporation, where he developed and patented two new products. Between 1993 and 2007, he served in a variety of sales, marketing, business development and operational roles with increasing responsibility. Since 2007, Dr. Lerner has also served as a board member and director for Thai Peroxide Ltd., a joint-venture chemicals company based in Thailand serving Asia.
Dr. Lerner earned his Bachelor of Science degree from the University of Massachusetts at Amherst and his Master of Science degree in Industrial Chemistry from the University of Central Florida. He earned his Ph.D. in Inorganic Chemistry from Northwestern University in 1993, where he completed his thesis in the area of Catalysis & Surface Science. Dr. Lerner is the author of more than 25 peer-reviewed publications.
Mr. Cummins has been an analyst with Nokomis Capital, L.L.C., an investment advisory firm which currently owns approximately 15.9 percent of VPG’s outstanding common stock, since October 2012. Mr. Cummins also currently serves as a director of Telenav, Inc. (NASDAQ: TNAV), a leading provider of location-based platform services, since August, 2016. From March 2011 to September 2012, Mr. Cummins was an analyst for Harvey Partners. Prior to that position, Mr. Cummins was at B. Riley & Co. (NASDAQ: RILY), an investment banking firm, from February 2002 to 2011. He served in increasing positions of responsibility there, including as an equity research analyst, Director of Research, Capital Markets Director and, prior to his departure, as President of B. Riley & Co. Mr. Cummins holds a Bachelor of Science degree in Business Administration from Washington University in St. Louis. Mr. Cummins has been appointed to the Board in accordance with the terms of an agreement with Nokomis previously announced March 27, 2017 and amended concurrent with Mr. Cummins’ appointment.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For Investors
ICR, Inc.
James Palczynski, 203-682-8229
jp@icrinc.com

For Media
ICR, Inc.
Phil Denning, 646-277-1258
phil.denning@inrinc.com